Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-36981, No. 33-91196, No. 333-60665, No. 333-69042, No. 333-82194, No. 333-120294, No. 333-128363, No. 333-128364, No. 333-148502, No. 333-184202, and No. 333-191077 of our reports dated May 22, 2014, relating to the financial statements of Alliant Techsystems Inc. and subsidiaries, and the effectiveness of Alliant Techsystems Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliant Techsystems Inc. for the year ended March 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, MN
May 22, 2014